Exhibit 23.12
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form F-4 of Avago Technologies Finance Pte. Ltd. of our report dated June 5, 2006, except for the effects of discontinued operations discussed in Note 17 to the financial statements, as to which the date is September 29, 2006, relating to the financial statements of the Semiconductor Products Business, a business segment of Agilent Technologies, Inc., which appears in such Amendment No. 1 to the Registration Statement. We also consent to the reference to us under the headings “Experts” in such Amendment No. 1 to the Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Jose, California
November 15, 2006